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Exhibit 99.1

Recent developments

On October 21, 2010, we issued $200 million in aggregate principal amount of senior unsecured notes that mature on October 15, 2040 (the "2040 Notes") and may be redeemed in whole or in part at our option at any time or from time to time on or after October 15, 2015 at a par redemption price of $25 per security plus accrued and unpaid interest. The principal amount of the 2040 Notes will be payable at maturity. The 2040 Notes bear interest at a rate of 7.75% per year payable quarterly commencing on January 15, 2011. Total proceeds from the issuance of the 2040 Notes, net of underwriters' discounts and offering costs, were approximately $193 million. We used the net proceeds of the 2040 Notes to repay outstanding indebtedness under our senior secured revolving credit facility (as amended and restated, the "Revolving Credit Facility").

On November 16, 2010, we issued 11,500,000 shares of our common stock (including 1,500,000 shares pursuant to the exercise in full by the underwriters of their overallotment option) at a price per share of $16.50 to the public, raising approximately $180.5 million in net proceeds after deducting underwriting discounts and commissions and estimated offering expenses. We used the net proceeds of the common stock offering to repay certain outstanding indebtedness under our Revolving Credit Facility and to repay certain outstanding indebtedness under our Revolving Funding Facility (as defined herein).

We changed our transfer agent, dividend paying agent, registrar and dividend plan administrator for our common stock from Computershare Trust Company, N.A. ("Computershare") to The Bank of New York Mellon ("BNY Mellon") effective December 13, 2010. The Company's dividend reinvestment plan was amended and restated effective December 13, 2010 to, among other things, reflect that BNY Mellon replaced Computershare as the Company's plan administrator under the dividend reinvestment plan. For more information, see the Current Report on Form 8-K filed by the Company with the SEC on November 8, 2010.

In December 2010, the Company and GE increased the available capital of the Senior Secured Loan Program from $3.6 billion to $5.1 billion. In connection with this expansion, the available capital provided by GE increased from $3.075 billion to $4.125 billion, and the available capital provided by us increased from $525 million to $975 million. Investments made by the program must be approved by both the Company and GE.

As of December 31, 2010, we had made new investment commitments of $487.7 million, $481.7 million of which were funded, since September 30, 2010. Of these new investment commitments, 38% were in second lien senior secured debt, 28% were in investments in subordinated notes of the Senior Secured Loan Program, 21% were in first lien senior secured debt, 5% were in senior subordinated debt, and 8% were in equity securities. Of the $487.7 million of new investment commitments, 41% were fixed rate with a weighted average yield at amortized cost of 15.6% and 55% were floating rate with a weighted average spread at amortized cost of 8.7%.

As of December 31, 2010, we had exited $420.2 million of investments since September 30, 2010. Of these investments, 42% were in senior subordinated debt, 37% were in first lien senior secured debt, 10% were in second lien senior secured debt and 11% were in equity investments. Of the $420.2 million of investments exited, 45% were in fixed rate investments with a weighted average yield at amortized cost of 14.2%. Of the remaining investments, 32% were in floating rate investments with a weighted average spread at amortized cost of 6.5%, 13% were investments on non-accrual status and 10% were non-interest bearing. Also, of the $420.2 million of investments exited since September 30, 2010, $274.3 million were investments acquired as part of the Allied Acquisition, including $53.1 million that were on non-accrual status. Additionally, we recognized net realized gains of approximately $27.3 million on the investments exited during this period that were part of the legacy Allied Capital portfolio.

In addition, as of January 17, 2011, we had an investment backlog and pipeline of approximately $300 million and $420 million, respectively. We may syndicate a portion of these investments and commitments to third parties. The consummation of any of the investments in this backlog and pipeline depends upon, among other things: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. We cannot assure you that we will make any of these investments or that we will syndicate any portion of such investments and commitments.

On January 18, 2011, we amended the Revolving Funding Facility (as defined herein) to, among other things, provide for a three year reinvestment period until January 18, 2014 (with two one-year extension options, subject to our lenders' consent) and extend the stated maturity date to January 18, 2016 (with two one-year extension options, subject to our and the lenders' consent).

Unaudited pro forma condensed consolidated statements of operations

Ares Capital Corporation and subsidiaries
Pro forma condensed consolidated statements of operations
For the nine months ended September 30, 2010
Unaudited

(in thousands, except share and per share data)	Actual Ares Capital	Actual Allied Capital	Pro forma adjustments		Ares Capital pro forma combined

Performance Data:
Interest and dividend income	$281,335	$49,461	$—	(A)*	$322,968
Fees and other income	44,891	4,631	—		57,350

Total investment income	326,226	54,092	—		380,318
Interest and credit facility fees	54,453	23,605	—	(B)	78,058
Base management fees	35,574	—	7,876	(C)	43,450
Incentive management fees	40,922	—	—	(D)	40,922
Other expenses	42,451	31,357	(31,135)	(E)	42,673

Total expenses	173,400	54,962	(23,259)		205,103
Net investment income before taxes	152,826	(870)	23,259		175,215

Income taxes	360	1,202	—		1,562

Net investment income	152,466	(2,072)	23,259		173,653

Net realized gains (losses)	8,654	(71,532)	—		(62,878)
Net unrealized gains (losses)	179,911	40,277	—		220,188

Net realized and unrealized gains (losses)	188,565	(31,255)	—		157,310
Gain on the Allied Acquisition	195,876	—	(195,876)		—
Gain on extinguishment of debt	—	4,964	—		4,964
Loss on extinguishment of debt	(1,961)	(6,972)	—		(8,933)

Net increase (decrease) in stockholders' equity	$534,946	$(35,335)	$(172,617)		$326,994

Weighted average shares outstanding	169,499,905	179,938,219	19,497,513	(F)	188,997,418

Earnings (loss) per share	$3.16	$(0.20)	$(8.85)		$1.73

*      Please see Note 2 of the accompanying notes to pro forma condensed consolidated statements of operations.

See accompanying notes to pro forma consolidated financial statements.

Ares Capital Corporation and subsidiaries
Notes to pro forma condensed consolidated
statements of operations
Unaudited
(In thousands, except share and per share data unless otherwise stated)

1.     Basis of pro forma presentation

The unaudited pro forma condensed consolidated statements of operations related to the merger are included for the nine months ended September 30, 2010 and for the year ended December 31, 2009. On October 26, 2009, we entered into a definitive agreement to acquire Allied Capital in an all stock transaction (the "Allied Acquisition"). On April 1, 2010, we completed the Allied Acquisition by acquiring the outstanding shares of Allied Capital in exchange for shares of our common stock in a transaction valued at approximately $908 million as of the closing date. Concurrently with the completion of the Allied Acquisition, we assumed and then repaid in full the $137 million of remaining amounts outstanding on Allied Capital's $250 million senior secured term loan. We also assumed all of Allied Capital's other outstanding debt obligations, including approximately $745 million in principal amount of Allied Capital's Unsecured Notes.

Under the terms of the transaction, each Allied Capital stockholder received 0.325 shares of our common stock for each share of Allied Capital common stock then owned by such stockholder. In connection with the Allied Acquisition, approximately 58.5 million shares of our common stock (including the effect of outstanding in-the money Allied Capital stock options) were issued to Allied Capital's then-existing stockholders, thereby resulting in our then-existing stockholders owning approximately 69% of the combined company and the then-existing Allied Capital stockholders owning approximately 31% of the combined company.

The Allied Acquisition was accounted for in accordance with the acquisition method of accounting as detailed in ASC 805-10 (previously SFAS No. 141(R)), Business Combinations. The acquisition method of accounting requires an acquirer to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity based on their fair values as of the date of acquisition. As described in more detail in ASC 805-10, if the total acquisition date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred, the excess will be recognized as a gain. Upon completion of our determination of the fair value of Allied Capital's identifiable net assets as of April 1, 2010, the fair value of such net assets exceeded the fair value of the consideration transferred, thereby, resulting in the recognition of a gain. The valuation of the investments acquired as part of the Allied Acquisition was done in accordance with Ares Capital's valuation policy (see Notes 2 and 8 to the consolidated financial statements as of and for the period ended September 30, 2010).

Following is the allocation of the purchase price to the assets acquired and liabilities assumed as a result of the Allied Acquisition:

Common stock issued	$872,727
Payments to holders of "in-the-money" Allied Capital stock options	35,011 (1)

Total purchase price	$907,738

Assets acquired:
Investments	$1,833,766
Cash and cash equivalents	133,548
Other assets	80,078

Total assets acquired	2,047,392
Debt and other liabilities assumed	(943,778)

Net assets acquired	1,103,614

Gain on acquisition of Allied Capital	(195,876)

$907,738

(1)   Represents cash payment for holders of any "in-the-money" Allied Capital stock options that elected to receive cash

Ares Capital has elected to be treated as a RIC under subchapter M of the Code and operates in a manner so as to qualify for the tax treatment applicable to RICs. In order to qualify as a RIC, among other things, Ares Capital is required to timely distribute to its stockholders generally at least 90% of its investment company taxable income, as defined by the Code, for each year. The unaudited pro forma condensed consolidated financial information reflects that Ares Capital has made and intends to continue to make the requisite distributions to its stockholders, which will generally relieve Ares Capital from U.S. federal income taxes.

The unaudited pro forma condensed consolidated statements of operations presented in this document is for illustrative purposes only and does not necessarily indicate the results of operations that would have resulted had the merger and subsequent combination been completed at the beginning of the applicable period presented, nor the impact of expense efficiencies, asset dispositions, share repurchases and other factors. The unaudited pro forma condensed consolidated statements of operations are not indicative of the results of operations in future periods of the combined company.

2.     Pro forma adjustments

The pro forma purchase accounting allocation included in the unaudited pro forma condensed consolidated statements of operations is as follows:

A.    The purchase price of certain investments in debt securities being acquired from Allied Capital was determined by Ares Capital to be less than the expected recovery value of such investments. In accordance with GAAP, subsequent to April 1, 2010, Ares Capital will record the accretion to the expected recovery value in interest income over the remaining term of the investment. Other than what was included in the actual results for Ares Capital for the nine months ended September 30, 2010, interest income has not been adjusted to reflect the accretion to the expected recovery value for the periods presented. The accretion for the first 12 months subsequent to April 1, 2010 is estimated to be approximately $12 million. However, there can be no assurance that such accretion will be more or less than such estimate.

B.    The fair value of the outstanding debt assumed from Allied Capital was determined by Ares Capital to be below the face amount of such debt. In accordance with GAAP, subsequent to April 1, 2010, Ares Capital will record accretion to the face amount in interest expense over the remaining term of the debt. Other than what was included in the actual results for Ares Capital for the nine months ended September 30, 2010, interest expense has not been adjusted to reflect the accretion to the face value for the periods presented. The accretion for the first 12 months subsequent to April 1, 2010 is estimated to be approximately $11 million. However, there can be no assurance that such accretion will be more or less than such estimate.

C.    Base management fees were computed based on 1.5% of average total assets other than cash and cash equivalents but including assets purchased with borrowed funds per Ares Capital's investment advisory and management agreement with Ares Capital Management.

D.    Incentive management fees were recomputed based on the formula in Ares Capital's investment advisory and management agreement with Ares Capital Management.

E.     Adjustments to other expenses were made to reflect compensation costs for Allied Capital's employees that would have been covered by the base management fees paid to Ares Capital Management and therefore not incurred by Ares Capital. Additionally, all stock option costs were excluded as such costs would not exist at Ares Capital as there is no stock option plan maintained by Ares Capital. Payments of stock option costs to employees would have been similarly incurred by Ares Capital in the form of incentive management fees paid to Ares Capital Management. Lastly, any actual costs incurred related to the merger and subsequent combination, primarily various transaction costs, were also excluded.

F.     Weighted average shares for the nine months ended September 30, 2010 and for the year ended December 31, 2009 have been adjusted to reflect the following:

	For the nine months ended September 30, 2010	For the year ended December 31, 2009

Ares Capital weighted average shares outstanding	169,499,905	101,719,800
Estimated additional weighted average shares outstanding as a result of the Allied Acquisition	19,497,513	58,492,537

Ares Capital adjusted weighted average shares outstanding	188,997,418	160,212,337

Portfolio and investment activity

	Nine months ended
(in millions, except number of new investment commitments, terms and percentages)			Year ended December 31,
	September 30, 2010	September 30, 2009
			2009	2008	2007

New investment commitments(1)(4):
New portfolio companies	$459.0	$11.7	$317.6	$600.5	$1,091.6
Existing portfolio companies	761.4	123.7	162.2	305.0	256.0

Total new investment commitments	1,220.4	135.4	479.8	905.5	1,347.6
Less:
Investment commitments exited	1,219.9	270.7	604.4	430.3	654.1

Net investment commitments	$0.5	$(135.3)	$(124.6)	$475.2	$693.5
Principal amount of investments purchased excluding investments acquired as part of the Allied Acquisition:
Senior term debt	$422.1	$164.8	$289.5	$529.2	$886.7
Senior subordinated debt	281.6	31.6	59.4	336.3	187.1
Senior Secured Loan Program	254.6	—	165.0	—	—
Equity and other	131.1	23.7	61.1	60.4	177.6

Total	$1,089.4	$220.1	$575.0	$925.9	$1,251.4
Principal amount of investments sold or repaid excluding investments acquired as part of the Allied Acquisition:
Senior term debt	$668.6	$170.6	$283.4	$448.8	$608.3
Senior subordinated debt	210.9	82.0	202.4	29.0	89.8
Senior Secured Loan Program	15.4	—	—	—	—
Equity and other	7.5	19.1	29.4	7.4	20.6

Total	$902.4	$271.7	$515.2	$485.2	$718.7
Principal amount of investments acquired as part of the Allied Acquisition:
Senior term debt	$661.1	—	—	—	—
Senior subordinated debt	746.6	—	—	—	—
Collateralized loan obligations	114.3	—	—	—	—
Commercial real estate	41.0	—	—	—	—
Equity and other	270.8	—	—	—	—

Total	$1,833.8	—	—	—	—
Principal amount of investments acquired as part of the Allied Acquisition sold or repaid:
Senior term debt	$148.2	—	—	—	—
Senior subordinated debt	76.1	—	—	—	—
Collateralized loan obligations	4.3	—	—	—	—
Equity and other	32.5	—	—	—	—

Total	$261.1	—	—	—	—
Number of new investments(2)(4)	48	22	33	39	47
Average new investment amount(4)	$25.4	$6.0	$14.5	$23.2	$28.7
Weighted average term for new investments (in months)(4)	61	46	74	66	69
Weighted average yield of debt and income producing securities at fair value funded during the period(3)(4)	13.48%	10.12%	13.42%	12.57%	11.51%
Weighted average yield of debt and income producing securities at amortized cost funded during the period(3)(4)	13.53%	10.46%	13.67%	12.58%	11.53%

	Nine months ended
(in millions, except number of new investment commitments, terms and percentages)			Year ended December 31,
	September 30, 2010	September 30, 2009
			2009	2008	2007

Weighted average yield of debt and income producing securities at fair value sold or repaid during the period(3)(4)	13.06%	11.18%	13.42%	9.49%	11.67%
Weighted average yield of debt and income producing securities at amortized cost sold or repaid during the period(3)(4)	13.01%	10.46%	12.22%	9.79%	11.72%
Weighted average yield of debt and income producing securities acquired as part of the Allied Acquisition at fair value and amortized cost(3)	13.96%	—%	—%	—%	—%
Weighted average yield of debt and income producing securities acquired as part of the Allied Acquisition at fair value sold or repaid during the period(3)	10.27%	—%	—%	—%	—%
Weighted average yield of debt and income producing securities acquired as part of the Allied Acquisition at amortized cost sold or repaid during the period(3)	12.29%	—%	—%	—%	—%

(1)   New investment commitments include new agreements to fund revolving credit facilities or delayed draw loans.

(2)   Number of new investments represents each commitment to a particular portfolio company.

(3)   When we refer to the "weighted average yield at fair value" in this report, we compute it with respect to particular securities by taking the (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, and dividing it by (b) total debt and income producing securities at fair value included in such securities. When we refer to the "weighted average yield at amortized cost" in this report, we compute it with respect to particular securities by taking the (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, and dividing it by (b) total debt and income producing securities at amortized cost included in such securities.

(4)   Excludes investments acquired as a part of the Allied Acquisition on April 1, 2010.

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  Exhibit 99.1